As filed with the Securities and Exchange Commission on January 16, 2026

Registration No. 333-286559

Registration No. 333-280013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-286559

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-280013

UNDER
THE SECURITIES ACT OF 1933

Semler Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1367393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

51 E Campbell Ave, Suite 107-D Campbell, CA 95008 (877) 774-4211

(Address, including zip code, and telephone number, including area code, for principal executive offices)

Brian Logan Beirne Secretary Semler Scientific, Inc. 51 E Campbell Ave, Suite 107-D Campbell, CA 95008 (877) 774-4211

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Brian Wolfe Evan Rosen Derek Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments relate to the following Registration Statements of Semler Scientific, Inc. (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 (File No. 333-286559) filed with the Securities and Exchange Commission on April 15, 2025, registering (i) up to $500,000,000 in aggregate offering price of the common stock of the Company, par value $0.001 per share (the “Common Stock”), debt securities, units and/or warrants of the Company, and (ii) up to $500,000,000 in aggregate offering price of shares of Common Stock; and

•	Registration Statement on Form S-3 (File No. 333-280013) filed with the Securities and Exchange Commission on June 6, 2024, as amended by Amendment No. 1 on July 11, 2024, Amendment No. 2 on July 31, 2024 and Amendment No. 3 on August 9, 2024, registering (i) up to $150,000,000 in aggregate offering price of the Common Stock, debt securities, units and/or warrants of the Company, and (ii) up to $50,000,000 in aggregate offering price of shares of Common Stock;

On January 16, 2026, Strive Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Strive, Inc., a Nevada corporation (“Parent”), merged with and into the Company (the “Merger”), with the Company surviving such Merger as the surviving corporation. The Merger was pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) entered into on September 22, 2025, by and among the Company, Parent and Merger Sub.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all the shares of the Common Stock registered under the Registration Statements, which remained unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock and the Registrant hereby terminates the effectiveness of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 16th day of January, 2026.

SEMLER SCIENTIFIC, INC.

By:	/s/ Brian Logan Beirne
Name: Brian Logan Beirne
Title: Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this this Post-Effective Amendment.